EXHIBIT 5.2

[Letterhead of Kutak Rock LLP]

January 14, 2014

WFB Funding, LLC

One Cabela Drive

Sidney, Nebraska 69160

RE: Cabela’s Credit Card Master Note Trust

Ladies and Gentlemen:

We have acted as special counsel to WFB Funding, LLC, a Nebraska limited liability company (the “LLC”), as registrant, Cabela’s Credit Card Master Note Trust (the “Issuing Entity”), as co-registrant, and Cabela’s Master Credit Card Trust (the “Master Trust”), as co-registrant, in connection with the preparation of and filing by the registrant and the co-registrants with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3, Registration Nos. 333-192577, 333-192577-01, and 333-192577-02, as amended (the “Registration Statement”), and the related base prospectus (the “Base Prospectus”) and the form of related prospectus supplement (together with the Base Prospectus, the “Prospectus”) registering: (i) series (each, a “Series”) of asset-backed notes secured by a beneficial interest in a pool of receivables arising under certain revolving credit card accounts (the “Notes”); and (ii) a Series 2004-1 Certificate (the “Series 2004-1 Certificate”), issued pursuant to the Second Amended and Restated Pooling and Servicing Agreement, dated as of December 6, 2013 (the “Pooling and Servicing Agreement”), among the LLC, as transferor, World’s Foremost Bank, as servicer (the “Servicer”), and U.S. Bank National Association, as trustee (the “Master Trust Trustee”) as supplemented by the Series 2004-1 Supplement, dated as of April 14, 2004 (as heretofore amended, restated, supplemented or otherwise modified, the “Series 2004-1 Supplement”), among the LLC, the Servicer and the Master Trust Trustee. The Notes of a particular Series will be issued pursuant to the Amended and Restated Master Indenture, dated as of December 6, 2013 (the “Master Indenture”), between the Issuing Entity and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”), filed as Exhibit 4.2 to the Registration Statement, and a related Indenture Supplement (the “Indenture Supplement,” and together with the Master Indenture, the “Indenture”), between the Issuing Entity and the Indenture Trustee, substantially in the form filed as Exhibit 4.3 to the Registration Statement. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Indenture. This opinion letter is furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

        We have examined executed copies of the Registration Statement, the forms and executed documents filed as exhibits to, or incorporated by reference into, the Registration Statement, and such other records, documents and instruments as we have deemed necessary for the purposes of the opinions set forth below (the “Transaction Documents”). In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

We have assumed for the purposes of the opinions set forth below that the Notes will be issued in Series created as described in the Registration Statement and that the Notes will, at your direction, be sold by the Issuing Entity for reasonably equivalent consideration. We have also assumed that the Transaction Documents (except with respect to the LLC, the Issuing Entity and the Master Trust with respect to such Transaction Documents executed as of the date of this opinion) will be duly authorized by all necessary corporate and limited liability company action. In expressing our opinion, we have assumed, without independent verification, that the facts presented in the Transaction Documents are correct, the Transaction Documents constitute the legal, valid and binding obligations of all such parties (other than the LLC, the Issuing Entity and the Master Trust with respect to such Transaction Documents executed as of the date of this opinion), enforceable against such parties in accordance with their respective terms, and the factual representation of the LLC and its affiliates are correct. We have also assumed for purposes of the opinions expressed below that the Registration Statement, as finally amended (including any necessary post-effective amendments) will have been declared effective under the Act and such effectiveness shall not have been terminated or rescinded. We express no opinion with respect to any Series of Notes for which we do not act as counsel to you.

On the basis of the foregoing examination and assumptions, and upon consideration of the applicable law, it is our opinion that the Series 2004-1 Certificate is the legal, valid and binding obligation of the Master Trust and entitled to the benefits of the Pooling and Servicing Agreement, subject to the effects of the Master Trust’s bankruptcy, insolvency or reorganization, fraudulent conveyance, moratorium, and other similar laws relating to or affecting creditors’ rights generally and general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealings and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefore may be brought.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Base Prospectus. In giving such consent, we do not admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

We do not express any opinion herein concerning any law other than the law of the State of Nebraska with respect to instruments and agreements governed by the law of Nebraska, the law of the State of New York with respect to instruments and agreements governed by the law of New York and the federal law of the United States.

Very truly yours,

/s/ Kutak Rock LLP

Kutak Rock LLP